Exhibit 23.13

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Normand Lecuyer, P.Eng., hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report on the El Peñón Mine, Antofagasta Region, Northern Chile” dated March 2, 2018 (the “Report”), to the use of my name in connection with the written disclosure under the heading “Description of the Business — Material Producing Mines — El Peñón Mine”, excluding the written disclosure under the heading “Mineral Projects — Summary of Mineral Reserve and Mineral Resource Estimates”, in Yamana’s Annual Report on Form 40-F for the year ended December 31, 2017 (the “Disclosure”) and to the inclusion or incorporation by reference of references to and summaries of the Disclosure and the Report in the Registration Statement.

By:	/s/ Normand Lecuyer
Name:	Normand Lecuyer, P.Eng.

Dated: March 29, 2018